Exhibit 99.3

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
TRIM HOLDING GROUP

PURPOSE

The purpose for the Compensation Committee of the Board of Directors of Trim Holding Group shall be to discharge the Board's responsibilities relating to compensation of the Company's executive officers, including evaluation of the CEO. The Compensation Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company.

The Compensation Committee also has responsibility for reviewing the Compensation Discussion and Analysis section of the Company’s annual proxy statement.

The Compensation Committee shall also have responsibility for reviewing the overall equity award practices of the Company to the extent specified below.

MEMBERSHIP

The Compensation Committee will consist of at least two members of the Board of Directors, each of whom will be appointed by and serve at the discretion of the Board of Directors and shall meet the following requirements, as well as any requirements promulgated by the SEC now or in the future:

(a) Each member will be independent, as defined by the rules of NYSE and any rule or regulation prescribed by the SEC now or in the future;

(b) Each member will meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended; and

(c) Each member will meet the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

RESPONSIBILITIES

The responsibilities of the Compensation Committee shall include:

(a) The Compensation Committee shall not less than annually review and approve for the CEO and the executive officers of the Company (i) the base salary, (ii) the incentive bonus, including the specific goals, objectives and amount, (iii) equity based compensation, (iv) employment agreements, severance arrangements, and change in control agreements/provisions, and (v) any other benefits, compensation or arrangements.

(b) The Compensation Committee shall annually review the performance of the CEO in light of established goals and objectives with input from the other independent directors and shall take such evaluation into account in determining the compensation of the CEO for the following year.

(c) The Compensation Committee shall prescribe such procedures as it determines necessary to conduct an evaluation of the CEO.

(d) The Compensation Committee shall make recommendations to the Board of Directors with respect to incentive compensation and equity-based plans that are subject to Board approval.

(e) The Compensation Committee may form and delegate authority to subcommittees when appropriate.

(f) The Compensation Committee shall make regular reports to the Board of Directors and produce the Report of the Compensation Committee required in the Company’s annual proxy statement.

(g) The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

(h) The Compensation Committee shall annually review its own performance.

(i) The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of CEO or executive officer compensation and shall have sole authority to approve the consultant's fees and other retention terms.

(j) The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

(k) The Compensation Committee shall review and approve at least annually the Company’s general guidelines for the number and types of equity awards offered to the different salary grades (it being understood that such guidelines may permit the Company to establish policies and procedures for the approval by Management of awards below or in excess of the number or type of equity awards referenced in those guidelines to individual employees and that such deviations shall not require approval by the Compensation Committee).

(l) The Compensation Committee shall review at least annually the Company’s policy regarding the frequency and schedule for equity awards to employees and directors and shall make recommendation to the Board of such changes as the Compensation Committee deems appropriate.

(m) In the case of any action by written consent of the Compensation Committee, (i) all signatures shall be accompanied by the date of such signature (or if approved by means of email or other form of writing, that such communication bear or reflect the date of such communication) and (ii) signatures of Committee members may not be affixed to a written consent by means of a stamp or other facsimile signature (such restriction shall not be deemed to limit the use of digital signatures or email approvals nor is intended to prevent reliance on a fax of a manually signed consent).

(n) The Compensation Committee shall also annually review the compensation of Directors and submit any recommendations for changes thereto to the Board of Directors.

In addition to the above responsibilities, the Compensation Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board of Directors regarding the Committee's examinations and recommendations.

MEETINGS

The Compensation Committee will meet at least once each year. The Compensation Committee may establish its own schedule that it will provide to the Board of Directors in advance.

REPORTS

The Compensation Committee will record its summaries of recommendations to the Board of Directors in written form that will be incorporated as a part of the minutes of the meeting of the Board of Directors at which those recommendations are presented.

The Compensation Committee shall prepare the Report of the Compensation Committee required to be included in the Company’s annual proxy statement.

MINUTES

The Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.